FORM 3       U.S. SECURITIES AND EXCHANGE COMMISSION         OMB APPROVAL
                     WASHINGTON, D.C. 20549            _________________________
                                                       OMB NUMBER   3235-0104
                                                       EXPIRES: FEBRUARY 1, 1994
                                                       ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE... 0.5


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person   2.  Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                               quiring Statement
         CARDER, Stephen J.                    (Month/Day/Year)          Champion Financial Corporation
________________________________________
                                                    01/14/97             CPFC
                                           ________________________________________________________________________________________
(Last)     (First)      (Middle)                                    5. Relationship of Reporting Person to Issuer  6. If Amendment,
                                                                                       (Check all applicable)       Date of Original
                                                                                                                   (Month/Day/Year)
  9495 East San Salvadore Drive
________________________________________
                  (Street)                 3.  IRS or Social Se-     X      Director         X  10% Owner
                                               curity Number of      X      Officer (give       Other (specify
                                               Reporting Person             title below)               below)
                                               (Voluntary)
                                                                      Executive Vice President and CFO
__________________________________________________________________________________________________________________________________
Scottsdale, Arizona  85258
________________________________________
(City)   (State)  (Zip)

                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
__________________________________________________________________________________________________________________________________


1.  Title of Security               2.  Amount of Securities     3.  Ownership         4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                          Beneficially Owned           Form: Direct          (Instr. 5)
                                        (Instr. 4)                   (D) or Indirect
                                                                     (I)    (Instr. 5)
__________________________________________________________________________________________________________________________________
Common Stock, par value $.001            1,100,000                           D
__________________________________________________________________________________________________________________________________
Common Stock, par value $.001            1,500,000                           I             Pursuant to an Irrevocable Proxy
                                                                                           executed by Risk Solution Group, a
                                                                                           Maryland partnership and a shareholder
                                                                                           of Issuer, Reporting Person has shared
                                                                                           voting control with Paul F. Caliendo.
                                                                                           Reporting person disclaims any pecuniary
                                                                                           interest in these shares.
__________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________________________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                  (Print or Type Responses)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

________________________________________________________________________________
1. Title of Derivative      2. Date Exercisable          3. Title and Amount
   Security (Instr. 4)         and Expiration                of Securities
                               Date                          Underlying
                               (Month/Day/Year)              Derivative Security
                                                             (Instr. 4)

__________________________________________________________________________________
                            Date Exer-  Expira-          Title    Amount or Number
                             cisable   tion Date                      of Shares

__________________________________________________________________________________

Not Applicable
__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________
4. Conversion or            5. Ownership Form of         6. Nature of Indirect
   Exercise Price of           Derivative Security:         Beneficial Ownership
   Derivative Security         Direct (D) or Indirect       (Instr. 5)
                               (I) (Instr. 5)

__________________________________________________________________________________

Not applicable
__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________
Explanation of Responses:


                                               /s/  STEPHEN J. CARDER
                                        __________________________________________
                                         **Signature of Reporting Person    Date
                                                   Stephen J. Carder


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

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